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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2004

Price Legacy Corporation
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-20449 (Commission File Number)	33-0628740 (IRS Employer Identification No.)
17140 Bernardo Center Drive, Suite 300, San Diego, California 92128 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (858) 675-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On September 28, 2004, Price Legacy Corporation, a Maryland corporation ("Price Legacy"), satisfied one of the closing conditions under the previously announced Agreement and Plan of Merger dated as of August 24, 2004 by and among Price Legacy, PL Retail LLC ("PL Retail") and PL Acquisition Corp. (the "Merger Agreement"), when PL Retail and The Price Group LLC, an entity affiliated with Sol Price, a founder and major stockholder of Price Legacy ("The Price Group"), entered into, and Price Legacy acknowledged, a put agreement (the "Put Agreement") pursuant to which PL Retail has the right in its discretion to require The Price Group to purchase certain non-core properties and other Price Legacy assets for approximately $147.7 million concurrently with the closing of the merger contemplated by the Merger Agreement (the "Merger"). PL Retail exercised its put right under the Put Agreement on the same date.

        As a result of PL Retail's exercise of its put right, The Price Group is obligated to purchase all right, title and interest in and to two newly formed Price Legacy subsidiaries which will own, as of the closing of the Merger, certain non-core properties and other Price Legacy assets consisting of: (a) Newport on the Levee, a large retail/entertainment project located in northern Kentucky, (b) bonds secured by the land and parking garage at Newport on the Levee ("Newport Bonds"), (c) two notes receivable secured by land in Scottsdale, Arizona and membership interests in an NHL Hockey team ("Los Arcos/Hockey Notes"), (d) a 121-room hotel near the Grand Canyon in Arizona ("Grand Hotel"), (e) an office building in Sacramento, California ("Sacramento/Bradshaw"), (f) an office building in Scottsdale, Arizona ("Scottsdale City Center"), (g) two land parcels located in Anaheim, California and Farmington, Utah and (h) a shopping center located in Orlando, Florida ("Millenia I"). In addition, in the event that any of these properties or other assets are sold prior to the closing of the Merger, The Price Group will be entitled to receive the net proceeds from any such sale. On August 9, 2004, Price Legacy sold its investment in the Los Arcos/Hockey Notes. The proceeds from this sale will be included in the assets to be purchased under the Put Agreement.

        Under the put agreement, all right, title and interest in and to the two newly formed Price Legacy subsidiaries will be assigned to The Price Group in exchange for an amount of cash and/or shares of Price Legacy common stock (valued on a per share basis equal to the merger consideration) equal to (a) $147.7 million plus (b) an amount equal to the product of $4.00 multiplied by the number of additional shares of Price Legacy common stock, if any, issued and outstanding between the signing date of the Put Agreement and the effective time of the Merger. Revenues and expenses allocable to the properties and other assets purchased by The Price Group will be prorated in a mutually agreeable manner prior to the closing of The Price Group's purchase under the Put Agreement. The exercise by PL Retail of its put right has no effect on the merger consideration to be received by Price Legacy's common stockholders in the Merger.

        The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Put Agreement, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

  (c)
  Exhibits.

Exhibit Number	Description of Exhibit
2.1	Put Agreement dated September 28, 2004 by and between PL Retail LLC and The Price Group LLC and acknowledged by Price Legacy Corporation.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICE LEGACY CORPORATION
Date October 4, 2004	By:	/s/ JEFFREY R. FISHER Name: Jeffrey R. Fisher Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Put Agreement dated September 28, 2004 by and between PL Retail LLC and The Price Group LLC and acknowledged by Price Legacy Corporation.

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SIGNATURES
EXHIBIT INDEX